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                                                            Exhibit (d)(11)(b)

                         MANUFACTURERS INVESTMENT TRUST
                        SUBADVISORY CONSULTING AGREEMENT

         AGREEMENT made this ______ day of ___________________ 2000, between
Manufacturers Adviser Corporation, a Colorado Corporation (the "Subadviser"), and State Street Global Advisors, a division of State Street Bank and Trust Company, a Massachusetts trust company ("SSgA"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       APPOINTMENT OF SSGA

         SSgA undertakes to provide the services described in Section 2 below in connection with the Subadviser's management of the Lifestyle Aggressive 1000 Trust, the Lifestyle Growth 820 Trust, the Lifestyle Balanced 640 Trust, the Lifestyle Moderate 460 Trust, and the Lifestyle Conservative 280 Trust (collectively, the "Lifestyle Trusts"), subject to the supervision of the Trustees of Manufacturers Investment Trust (the "Trust") and the adviser to the Trust, Manufacturers Securities Services, LLC (the "Adviser"). SSgA will be an independent contractor and will have no authority to act for or represent the Trust or Subadviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Subadviser.

         SSgA represents that it is a "bank" as such term is defined in the Investment Advisers Act and, therefore, is not required to be registered under the Investment Advisers Act.

2.       SERVICES TO BE RENDERED BY SSGA

a. SSgA will provide the Subadviser the following information and services as may be requested by the Subadviser from time to time:

         i. SSgA will, using SSgA's "Statistical Process Control Methodology" and the resources provided by its Office of the Fiduciary Adviser:

                  - track the performance of each of the investment portfolios in which the Lifestyle Trusts invest (the "nonLifestyle Trust portfolios") on an ongoing basis and identify changes in returns of these portfolios;

                  - compare performance of the nonLifestyle Trust portfolios to the performance of comparable portfolios;

                  - calculate the probability that the subadvisers to the nonLifestyle Trust portfolios will outperform their performance benchmarks;

         ii. SSgA will provide computer models, including its Growth Value Rotation Model, and statistical information to assist the Subadviser in making asset allocation determinations for the Lifestyle Trusts. SSgA will also, if requested by the Subadviser, make such asset allocation determinations.

b. SSgA, at its expense, will furnish all necessary (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary to execute its obligations under this Agreement.

3.       COMPENSATION OF SSGA

         The Subadviser will pay SSgA with respect to each Lifestyle Trust the compensation specified in Appendix A to this Agreement.

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4.       LIABILITY OF SSGA

         Neither SSgA nor any of its directors, officers or employees shall be liable to the Adviser, the Subadviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Subadviser or the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of SSgA or any of its directors.

5.       CONFLICTS OF INTEREST

         It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in SSgA as trustees, officers, partners or otherwise; that employees, agents and partners of SSgA are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that SSgA may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the partnership agreement of SSgA, respectively, or by specific provision of applicable law.

6.       REGULATION

         SSgA shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.       DURATION AND TERMINATION OF AGREEMENT

         This Agreement shall become effective with respect to each Lifestyle Trust on the later of:

(i)      its execution,

(ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below,

(iii) the date of the meeting of the shareholders of the Lifestyle Trust at which meeting this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940 ("Investment Company Act")) of the shareholders of the Lifestyle Trust,

(iv) disclosure of the terms of this Agreement with respect to the Lifestyle Trust in the prospectus of Manufacturers Investment Trust, and

(v)      May 1, 2000.

         The Agreement will continue in effect for a period more than two years from the date of its execution with respect to each Lifestyle Trust only so long as such continuance is specifically approved at least annually either (i) by the Trustees of the Trust or (ii) by a majority of the outstanding voting securities of the Lifestyle Trusts, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

         Any required shareholder approval of the Agreement, or of any continuance of the Agreement, shall be effective with respect to any Lifestyle Trust if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Lifestyle Trust votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Lifestyle Trust affected by the Agreement or (b) all the Lifestyle Trusts.

         If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, SSgA will continue to provide the services described herein with respect to the affected Lifestyle Trust pending the required approval of the Agreement or its continuance or of a new contract with SSgA or a different adviser or other


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definitive action; provided, that the compensation received by SSgA in respect of such Lifestyle Trust during such period is in compliance with Rule 15a-4 under the Investment Company Act.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Lifestyle Trust by the vote of a majority of the outstanding voting securities of such portfolio, on sixty days' written notice to the Subadviser and SSgA, or by the Subadviser or SSgA on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company
Act), in the event the Subadvisory Agreement between the Subadviser and the Adviser terminates for any reason with respect to the Lifestyle Trusts or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason with respect to the Lifestyle Trusts.

8.       PROVISION OF CERTAIN INFORMATION BY SSGA

         SSgA will promptly notify the Adviser and the Subadviser in writing of the occurrence of any of the following events:

a. SSgA fails to be a "bank" as such term is defined under the Investment Advisers Act;

b. SSgA is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.       any change in control of SSgA within the meaning of the Investment
         Company Act.

9.       SERVICES TO OTHER CLIENTS

         The Subadviser understands, and has advised the Trust's Board of Trustees, that SSgA now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Subadviser understands, and has advised the Trust's Board of Trustees that SSgA and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Lifestyle Trusts. SSgA is not obligated to initiate transactions for a Lifestyle Trust in any security which SSgA, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10.      AMENDMENTS TO THE AGREEMENT

         This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Lifestyle Trust if a majority of the outstanding voting securities of that Lifestyle Trust vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Lifestyle Trust affected by the amendment or (b) all the Lifestyle Trusts of the Trust.

11.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties.

12.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.


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13.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, SSgA or the Subadviser, as applicable, or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16.      LIMITATION OF LIABILITY

         The Agreement and Declaration of Trust dated September 28, 1988, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "Manufacturers Investment Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.



                        MANUFACTURERS ADVISER CORPORATION



                        by:     _____________________________________


                        by:     _____________________________________



                        STATE STREET GLOBAL ADVISORS, A DIVISION OF STATE STREET BANK AND TRUST COMPANY



                        by:     _____________________________________


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                                   APPENDIX A

         The Subadviser will pay SSgA, as full compensation for all services provided under this Agreement a subadvisory consulting fee for each Lifestyle Trust at an annual rate as follows:



                                                 FIRST              EXCESS OVER
PORTFOLIOS                                   $100 MILLION          $100 MILLION

Lifestyle Aggressive 1000 Trust...........     .075%                 .050%

Lifestyle Growth 820 Trust................     .075%                 .050%

Lifestyle Balanced 640 Trust..............     .075%                 .050%

Lifestyle Moderate 460 Trust..............     .075%                 .050%

Lifestyle Conservative 280 Trust..........     .075%                 .050%


         The subadvisory consulting fee for each Lifestyle Trust is accrued for each calendar day and the sum of the daily fee accruals will be paid monthly to SSgA. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the applicable Lifestyle Trust as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

         If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, will be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


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